Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Patsy Alston - (864) 342-5613
Sr. Director of Public Affairs
PAlston@advanceamerica.net

Advance America Announces Operational Changes

SPARTANBURG, S.C., July 8, 2005 – Advance America, Cash Advance Centers, Inc. (NYSE: AEA) previously announced various operational changes that it is making in certain states where it has operated as a marketing, processing, and servicing agent for Federal Deposit Insurance Corporation (FDIC) supervised institutions that offered payday cash advances in Pennsylvania, Arkansas, North Carolina, Michigan, and Texas.  This included that the Company will continue to act as an agent for a lending bank that is offering payday cash advances in North Carolina in compliance with the revised Payday Lending Guidance issued recently by the FDIC.

The Company announced today that in addition to acting as the marketing, processing, and servicing agent with respect to payday cash advances made by the lending bank in North Carolina, beginning in July 2005, the Company will also act as marketing, processing, and servicing agent with respect to an installment loan product that will be offered by that lending bank in the Company’s 117 centers in North Carolina.

In connection with this change, the Company continues to expect that it will retain approximately 60-80% of its revenue in Pennsylvania, Arkansas, and North Carolina where it will continue to act as a marketing, processing, and servicing agent for lending banks.  The Company’s expectations, however, are based upon assumptions regarding estimated consumer demand for installment loan products and services; management and procedural issues relating to the implementation of new products and services; and regulatory matters relating to those products and services.  Any and all of these assumptions may prove to be incorrect, and the Company’s actual future operating results may differ significantly.

About Advance America

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading payday cash advance services provider with over 2,500 centers in 35 states. Operating under the brand names Advance America and National Cash Advance, the Company offers convenient, less-costly, credit options to consumers whose needs are not met by traditional financial institutions.  The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance, our business strategy and expected developments in the payday cash advance services industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties and other factors, many of which are not under our control and may not even be predictable.  Therefore, the actual results could differ materially from our expectations as of today and any future results, performance or achievements expressed directly or impliedly by the forward-looking statements.  These factors include: the effect that compliance with the revised FDIC payday lending guidance may have on the lending banks and our results of operations from the agency business model; federal and state governmental regulation of payday cash advance services, consumer lending, and related financial services businesses; our ability to efficiently and profitably market, process, and service a new installment loan product and introduce and manage a credit services organization business and a check-cashing business; customer demand and response to services and products offered at our payday cash advance, check-cashing, or credit services centers; the extent to which revised levels of underwriting analysis by the lending banks for installment loans may cause fewer customers to qualify for extensions of credit; the uncertainty of consumer and investor reception to our involvement with installment loan products, credit services, and check-cashing services; the accuracy of our estimates of payday cash advance, installment loan, or credit services losses; current and future litigation and regulatory proceedings against us, including but not limited to those against us in Florida, Georgia, and North Carolina; our relationships with the lending banks and with the banks party to our revolving credit facility; the possibility that we may have to permanently cease our operations in Georgia and North Carolina; theft and employee errors; the availability of adequate financing, suitable payday cash advance centers, and experienced management employees to implement our growth strategy; increases in interest rates, which would increase our borrowing costs; the fragmentation of the payday cash advance services industry and competition from various other sources, such as other payday cash advance providers, small loan providers, short-term consumer lenders, banks, savings and loans, and other similar financial services entities, as well as retail businesses that offer consumer loans or other products or services similar to those offered by us; and our lack of product and business diversification.  For a more detailed discussion of some of these factors, please refer to the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, a copy of which is available from the SEC, upon request from us, or by going to our website: www advanceamericacash.com.